EXHIBIT 10.27

AMENDMENT TWO TO THE

1995 DIVIDEND INCREASE UNIT PLAN OF

DUKE REALTY SERVICES LIMITED PARTNERSHIP

This Amendment Two to the 1995 Dividend Increase Unit Plan of Duke Realty Services Limited Partnership, as amended and restated effective October 1, 1999 (“Plan”), is hereby adopted this 31st day of January, 2001, but effective as of the date specified below, by Duke Realty Services Limited Partnership (“Partnership”).  Each capitalized term not otherwise defined herein has the meaning set forth in the Plan.

WITNESSETH:

WHEREAS, the Partnership adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 5.1 of the Plan, the Board of Directors of Duke Services, Inc. and the Executive Compensation Committee of the Board of Directors of Duke-Weeks Realty Corporation (“Committee”) have reserved the right to amend the Plan with respect to certain matters; and

WHEREAS, the Committee has determined to amend Section 1.5 of the Plan to increase the maximum number of shares available for issuance under the Plan from Four Hundred Thousand (400,000) to One Million Four Hundred Thousand (1,400,000); and

WHEREAS, the Committee has approved and authorized this Amendment Two to the Plan;

NOW, THEREFORE, pursuant to the authority reserved to the Committee under Section 5.1 of the Plan, the Plan is hereby amended, effective as of January 1, 2001, in the following particulars:

1.             By substituting the following for Section 1.5 of the Plan:

“1.5  Shares Covered by the Plan.  The stock which may be issued under the Plan in connection with the exercise of Units shall be shares of authorized common stock of the Company and may be unissued shares or reacquired shares (including shares purchased in the open market), or a combination of the two, as the Committee may from time to time determine. Provided, however, subject to the provisions of Section 5.2 and the provisions of this Section 1.5, the maximum number of shares to be delivered upon the exercise of all Units granted under the Plan shall be One Million Four Hundred Thousand (1,400,000). Shares covered by the grant of a Unit that remains unexercised upon the expiration or termination of the Unit may be made subject to further grants of Units.”

2.             By substituting the following for Section 5.4 of the Plan:

“5.4  Employment Rights.  The Plan does not constitute a contract of employment and participation in the Plan does not give a Participant the right to be rehired or retained in the employment of the Partnership, nor does participation in the Plan give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.”

All other provisions of the Plan shall remain the same.

IN WITNESS WHEREOF, Duke Realty Services Limited Partnership, by a duly authorized officer of its General Partner, has executed this Amendment Two to the 1995 Dividend Increase Unit Plan of Duke Realty Services Limited Partnership (As Amended and Restated Effective October 1, 1999) this 31st day of January, 2001, but effective as of the date specified herein.